Exhibit 99.2

September 10, 2019

China Eco-Materials Group Co. Limited

No. 200, Liu Gang Tou

Qinglin Community

Tangshan Township, Nanjing

Jiangsu Province, China 211131

Dear Sir/Madam:

We understand that China Eco-Materials Group Co. Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and testing results from our testing report(the “Report”) in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours sincerely,

/s/ Jiangsu Province Construction Project and Construction Materials Quality Testing Center Co., Ltd.
Jiangsu Province Construction Project and Construction Materials Quality Testing Center Co., Ltd.